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FOR IMMEDIATE RELEASE
                                                  For more information, contact:
                                                                  James J. Burke
                                                   Standard Motor Products, Inc.
                                                                  (718) 392-0200

                                                                    Jennifer Tio
                                                Maximum Marketing Services, Inc.
                                                            (312) 226-4111 x2449
                                                   Jennifer.tio@maxmarketing.com

                   STANDARD MOTOR PRODUCTS, INC. COMMENCES
                            EXCHANGE OFFER OF ITS
               15% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011
                                   FOR ITS
               6 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2009

New York, NY, March 20, 2009......Standard Motor Products, Inc. (NYSE: SMP), an
automotive replacement parts manufacturer and distributor, today announced that it has commenced an exchange offer for up to a maximum of $20,000,000 aggregate principal amount of its outstanding 6 3/4% Convertible Subordinated Debentures due 2009 (the "Old Debentures"). SMP is offering to exchange $1,000 in principal amount of 15% Convertible Subordinated Debentures due 2011 (the "New Debentures") for each $1,000 in principal amount of its Old Debentures accepted for exchange. If more than $20,000,000 aggregate principal amount of Old Debentures are tendered, all tenders will be accepted on a pro rata basis. As of March 20, 2009, $44.9 million aggregate principal amount of the Old Debentures was outstanding.

The New Debentures will be substantially the same as the Old Debentures, except that, as described in the Company's Offer to Exchange, the New Debentures will have, among other features, a higher interest rate, lower conversion price and extended maturity date.

The exchange offer is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof. The exchange offer is scheduled to expire at 5:00 p.m. New York City time on Friday, April 17, 2009, unless the Company elects to extend it. Tendered Old Debentures may be withdrawn at any time prior to 5:00 p.m. New York City time on the expiration date.

The terms and conditions of the exchange offer appear in the Company's Offer to Exchange and the related Letter of Transmittal. Copies of these and other documents will be distributed to all holders of the Old Debentures. Subject to applicable law, the Company may, in its sole discretion, waive any condition applicable to the exchange offer or extend or terminate or otherwise amend the exchange offer. The consummation of the exchange offer will be subject to certain conditions, such as the consummation of an amendment of the Company's existing credit facility, which are more fully described in the Offer to Exchange. Neither the Board of Directors of the Company nor any other person is making any recommendation to holders of Old Debentures as to whether or not they should tender Old Debentures pursuant to the exchange offer and no one has been authorized to make such a recommendation.


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

The exchange agent for the exchange offer is HSBC Bank USA, N.A. Any questions regarding procedures for tendering the Old Debentures or requests for additional copies of the Offer to Exchange and related documents which describe the exchange offer in more detail should be directed to HSBC Bank USA, N.A, Inc. at
(800) 662-9844.

This news release shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. The exchange offer may be made only pursuant to the terms of the Offer to Exchange, Letter of Transmittal and related exchange offer materials. A tender offer statement on Schedule TO, including the Offer to Exchange and Letter of Transmittal, describing the exchange offer have been filed with the Securities and Exchange Commission. Holders of the Old Debentures are encouraged to read the Schedule TO and its exhibits carefully before making any decision with respect to the exchange offer because it contains important information. The Schedule TO, Offer to Exchange, Letter of Transmittal and other related exchange offer documents are available free of charge at the website of the Securities and Exchange Commission -- www.sec.gov. In addition, the Company will provide copies of the Schedule TO and related documents upon request free of charge to holders of its Old Debentures.

UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, STANDARD MOTOR PRODUCTS CAUTIONS INVESTORS THAT ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY, INCLUDING THOSE THAT MAY BE MADE IN THIS PRESS RELEASE, ARE BASED ON MANAGEMENT'S EXPECTATIONS AT THE TIME THEY ARE MADE, BUT THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS, EVENTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE RISKS AND UNCERTAINTIES DISCUSSED IN THIS PRESS RELEASE ARE THOSE DETAILED FROM TIME-TO-TIME IN PRIOR PRESS RELEASES AND IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q. BY MAKING THESE FORWARD-LOOKING STATEMENTS, STANDARD MOTOR PRODUCTS UNDERTAKES NO OBLIGATION OR INTENTION TO UPDATE THESE STATEMENTS AFTER THE DATE OF THIS RELEASE.

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